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                                    March 25, 1994



Securities and Exchange Commission
450 5th Street, NW
Judiciary Plaza
Washington, DC  20549

Gentlemen:

Pursuant to the General Instructions to Form 10-K, please be advised that the financial statements contained in the 1993 Form 10-K of Carolina Power & Light Company reflect the implementation of Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 109, "Accounting for Income Taxes." These financial statements do not reflect any other changes from the preceding year in accounting principles or practices or in the method of applying any such principles or practices.

                                    Sincerely yours,



                                    /s/ Paul S. Bradshaw
                                    Vice President and Controller